Exhibit 99.1

Earnings Release

Contact: Craig Steeneck
973-541-6622

Pinnacle Foods Finance LLC
Reports Fiscal 2012 First Quarter Results

Parsippany, NJ May 10, 2012 - Pinnacle Foods Finance LLC announced its financial results for the quarter March 25, 2012. Net sales in the first quarter were $617 million, a 1.8% increase compared to $606 million million last year. Net earnings in the first quarter was $10 million million compared to net earnings of $20 million million last year.

Pinnacle's Chief Executive Officer, Bob Gamgort said, “Despite continuing significant input cost inflation and a weak consumer environment, we remained focused on building our brands by increasing our investment behind new products, including the breakthrough Duncan Hines® Frosting Creations™, and in our high impact marketing programs. We expect input cost inflation to moderate in the second half of 2012 based on our current coverage and, therefore, our profit margins to improve.”

First Quarter 2012
Net sales were $617 million in the first quarter of 2012 compared to $606 million last year, a 1.8% increase. Net sales in our North American retail businesses increased 0.9%. We experienced strong growth in Duncan Hines® baking mixes and frostings, led by the launch of our Duncan Hines® Frosting Creations™ and in Birds Eye® Steamfresh® vegetables. We also launched our new Van de Kamp's® and Mrs. Paul's® ParchmentBake™ frozen seafood items.

Earnings before interest and taxes (EBIT) were $65 million in the first quarter of 2012 compared to $85 million a year ago, a decrease of 23%. EBIT was positively impacted by net pricing actions and productivity improvements which were more than offset by significantly higher input costs. Marketing and selling expense increased in support of Birds Eye® Steamfresh® vegetables and the launch of Duncan Hines® Frosting Creations™. Administrative and research and development expenses were flat with year ago. Adjusted EBITDA was $90 million in the first quarter of 2012 compared to $107 million last year, an decrease of 16%. Adjusted EBITDA is defined below under “Non-GAAP Financial Matters”.

Interest expense declined $1.7 million as we continue to de-leverage and our tax rate of 38.9% is down slightly from last year.

Recent Refinancing Activities
During April 2012, in order to extend our debt maturities and reduce our cash interest expense, we amended our Senior Secured Credit Facility to extend the maturity of $641 million of our Tranche B Term Loans by 2 1/2 years to October 2016, to borrow $400 million of Tranche E Term Loans due October 2018, to repay $313 million of Tranche D Term Loans and to extend the maturity of our $150 million revolving credit facility to April 2017. Using the net proceeds of the Tranche E Term Loans along with available cash, we redeemed all $199 million principal of our 10.625% Senior Subordinated Notes.

Conference Call Information
We will hold a conference call on Friday, May 11, 2012 at 1:00PM (ET) to discuss results for the fiscal quarter ended March 25, 2012.

To access the call, you can dial (866) 206-6154 and reference conference name: Pinnacle Foods Q1 Earnings Call. A replay of the call will be available beginning May 11, 2012 at 4:00 PM (ET) until May 25, 2012 by dialing 1-888-266-2081 and referencing Access Code 1577866.

About Pinnacle Foods Finance LLC
Millions of times a day in more than 85% of American households, consumers reach for Pinnacle Foods brands. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of approximately 4,300 employees. We are a leader in the shelf stable and frozen foods segments and our brands hold the #1 or #2 market position in 8 out of 12 major category segments in which they compete. Our Duncan Hines Grocery Division manages Leadership brands such as Duncan Hines® baking mixes and frostings, Vlasic® shelf-stable pickles and Mrs. Butterworth's® and Log Cabin® table syrups and Foundation brands such as Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Comstock® and Wilderness® pie and pastry fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen Division manages Leadership brands such as Birds Eye®, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Fresh like® vegetables, Birds Eye Voila!® complete bagged meals and Van de Kamp's® and Mrs. Paul's® seafood and Foundation brands such as Lender's® bagels,Celeste® pizza, Hungry-Man® dinners and entrées and Aunt Jemima® frozen breakfasts. Our Specialty Foods Division manages Tim's Cascade Snacks®, Hawaiian™ Kettle Style Potato Chips, Snyder of Berlin® and Husman's® in addition to our food service and private label businesses. Further information is available at www.pinnaclefoods.com.

Forward Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” The words “estimates,” “expects,” “contemplates,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should,” and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our substantial leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, the successful integration and achievement of estimated future cost savings related to the Birds Eye Foods acquisition, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our Quarterly Report on Form 10-Q for the quarter ended March 25, 2012 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We assume no obligation to update the information contained in the presentation.

Non-GAAP Financial Matters
The Company's metric of Adjusted EBITDA, which is used in creating targets for the bonus and equity portions of our compensation plans, is equivalent to Covenant Compliance EBITDA under our debt agreements.

Pinnacle believes that the presentation of Adjusted EBITDA provides investors with useful information, as it is important in measuring Adjusted EBITDA in accordance with the financial covenants and determining our ability to engage in certain transactions in compliance with our debt facilities and it is a metric used internally by our Board of Directors and senior management.

Adjusted EBITDA is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. You should not consider Adjusted EBITDA as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of Pinnacle's operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

Adjusted EBITDA is defined as earnings (loss) before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude non-cash items, non-recurring items and other adjustment items permitted in calculating Adjusted under the Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes.

EBITDA and Adjusted EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Adjusted EBITDA in the Senior Secured Credit Facility and the indentures allow us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to comply with the financial covenants and engage in certain transactions in compliance with our debt agreements in future periods will depend on events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants in the future could result in a default under, or an inability to undertake certain activities in compliance with, the Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes, at which time the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable. Any such acceleration would also result in a default under the indentures governing the Senior Notes and Senior Subordinated Notes.

The following table provides a reconciliation from our net earnings to EBITDA and Adjusted EBITDA for the three months ended March 25, 2012 and March 27, 2011. The terms and related calculations are defined in the Senior Secured Credit Facility and the indentures governing the 8.25% Senior Notes, 9.25% Senior Notes and Senior Subordinated Notes.

(thousands of dollars)

	Three months ended		Fiscal Year Ended
	March 25, 2012	March 27, 2011	December 25, 2011
Net earnings (loss)	$9,539	$20,252	$(46,914)
Interest expense, net	49,554	51,248	208,078
Income tax expense (benefit)	6,077	13,263	22,103
Depreciation and amortization expense	20,490	20,410	88,476
EBITDA	$85,660	$105,173	$271,743
Non-cash items (a)	(2,128)	(1,222)	152,245
Non-recurring items (as defined) (b)	1,806	1,669	20,264
Other adjustment items (c)	4,535	1,238	5,440
Adjusted EBITDA (unaudited)	89,873	106,858	449,692
Last twelve months Adjusted EBITDA (unaudited)	$432,707

(thousands of dollars)

(a)	Non-cash items are comprised of the following:

	Three months ended		Fiscal Year Ended
	March 25, 2012	March 27, 2011	December 25, 2011
Non-cash equity-related compensation charges	$300	$300	$1,151
Unrealized mark-to-market losses resulting from hedging activities	(2,428)	(1,522)	1,608
Goodwill impairment charge (1)	—	—	122,900
Other impairment charge (2)	—	—	26,586
Total non-cash items	$(2,128)	$(1,222)	$152,245
_________________

(1)	For the fiscal year ended December 25, 2011, represents goodwill impairments on the Breakfast ($51,700), Private Label ($49,700) and Food Service ($21,500) reporting Units.

(2)
For the fiscal year ended December 25, 2011 represents tradename impairments on Aunt Jemima ($23,700), Lenders ($1,200) and Bernstein's ($400), as well as a plant asset impairment on the previously announced closure of the Tacoma, WA facility ($1,286).

(b)	Non-recurring items are comprised of the following:

	Three months ended		Fiscal Year Ended
	March 25, 2012	March 27, 2011	December 25, 2011
Expenses in connection with an acquisition or other non-recurring merger costs	$316	$250	$8,771
Restructuring charges, integration costs and other business optimization expenses	1,385	1,365	9,485
Employee severance	105	54	2,008
Total non-recurring items	$1,806	$1,669	$20,264

(c)	Other adjustment items are comprised of the following:

	Three months ended		Fiscal Year Ended
	March 25, 2012	March 27, 2011	December 25, 2011
Management, monitoring, consulting and advisory fees paid to Blackstone	$1,311	$1,188	$4,572
Other (1)	3,224	50	868
Total other adjustments	$4,535	$1,238	$5,440

(1) For the three months ended March 25, 2012 and the fiscal year ended December 25, 2011, Other primarily represents the recall of Aunt Jemima product. For the the fiscal year ended December 25, 2011, this also includes a gain on the sale of the Watsonville, CA property. For three months ended March 27, 2011, represents miscellaneous other costs.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(thousands of dollars)

	Three months ended
	March 25, 2012	March 27, 2011
Net sales	$616,925	$606,311
Cost of products sold	481,248	452,916
Gross profit	135,677	153,395
Operating expenses
Marketing and selling expenses	44,000	41,831
Administrative expenses	20,614	20,996
Research and development expenses	2,207	1,994
Other expense (income), net	3,686	3,811
Total operating expenses	70,507	68,632
Earnings before interest and taxes	65,170	84,763
Interest expense	49,612	51,327
Interest income	58	79
Earnings before income taxes	15,616	33,515
Provision for income taxes	6,077	13,263
Net earnings	$9,539	$20,252

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)
(thousands of dollars)

	March 25, 2012	December 25, 2011
Current assets:
Cash and cash equivalents	$167,212	$151,031
Accounts receivable, net of allowances of $6,964 and $5,440, respectively	184,262	159,981
Inventories	317,961	335,812
Other current assets	7,316	7,549
Deferred tax assets	71,046	71,109
Total current assets	747,797	725,482
Plant assets, net of accumulated depreciation of $218,090 and $205,281, respectively	497,727	501,283
Tradenames	1,604,512	1,604,512
Other assets, net	170,838	178,849
Goodwill	1,441,495	1,441,495
Total assets	$4,462,369	$4,451,621

Current liabilities:
Short-term borrowings	$1,585	$1,708
Current portion of long-term obligations	15,477	15,661
Accounts payable	136,793	152,869
Accrued trade marketing expense	41,573	35,125
Accrued liabilities	138,561	128,785
Total current liabilities	333,989	334,148
Long-term debt (includes $121,763 and $121,992 owed to related parties, respectively)	2,735,218	2,738,650
Pension and other postretirement benefits	91,231	93,406
Other long-term liabilities	23,676	22,099
Deferred tax liabilities	423,350	417,966
Total liabilities	3,607,464	3,606,269
Commitments and contingencies	—	—
Member’s equity:
Limited liability company interests	—	—
Additional paid-in-capital	697,302	697,352
Retained earnings	209,975	200,436
Accumulated other comprehensive loss	(52,372)	(52,436)
Total member’s equity	854,905	845,352
Total liabilities and member’s equity	$4,462,369	$4,451,621

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(thousands of dollars)

	Three months ended
	March 25, 2012	March 27, 2011
Cash flows from operating activities
Net earnings	$9,539	$20,252
Non-cash charges (credits) to net earnings
Depreciation and amortization	20,490	20,410
Amortization of discount on term loan	301	301
Amortization of debt acquisition costs	2,559	2,587
Amortization of deferred mark-to-market adjustment on terminated swaps	413	705
Change in value of financial instruments	(2,425)	(1,561)
Equity-based compensation charge	300	300
Pension expense, net of contributions	(2,272)	(1,047)
Other long-term liabilities	32	(711)
Other long-term assets	234	182
Deferred income taxes	5,183	12,951
Changes in working capital
Accounts receivable	(24,119)	(24,603)
Inventories	18,069	11,185
Accrued trade marketing expense	6,385	(229)
Accounts payable	(15,856)	17,659
Accrued liabilities	14,622	18,084
Other current assets	402	1,609
Net cash provided by operating activities	33,857	78,074
Cash flows from investing activities
Capital expenditures	(13,505)	(15,815)
Net cash used in investing activities	(13,505)	(15,815)
Cash flows from financing activities
Repayments of long-term obligations	(3,125)	—
Proceeds from short-term borrowings	815	484
Repayments of short-term borrowings	(937)	(799)
Repayment of capital lease obligations	(792)	(435)
Repurchases of equity	(350)	—
Debt acquisition costs	—	(67)
Net cash used in financing activities	(4,389)	(817)
Effect of exchange rate changes on cash	218	90
Net change in cash and cash equivalents	16,181	61,532
Cash and cash equivalents - beginning of period	151,031	115,286
Cash and cash equivalents - end of period	$167,212	$176,818

Supplemental disclosures of cash flow information:
Interest paid	$35,673	$36,604
Interest received	58	79
Income taxes (refunded) paid	96	(5,332)
Non-cash investing and financing activities:
New capital leases	—	55